Exhibit 99

PRESS RELEASE

News Release — April 25, 2005

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial quarterly earnings up 9.5%

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,389,000 for the first three months of 2005, representing a 9.5% increase when compared to earnings of $1,269,000 for the quarter ended March 31, 2004.  On a per share basis, diluted earnings were $.41 for the first three months in 2005 compared to $.38 for the same period in 2004.

Total assets at March 31, 2005 grew by 4.0% over totals a year earlier to $573,135,000.  Total deposits and repurchase agreements increased by 10.2%, and net loans were up 5.8%.  The market value of trust assets under management reached $408,935,000 on March 31, 2005, representing a 16.8% increase from a year earlier.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with sixteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.